Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2026 with respect to the financial statements of Dermata Therapeutics, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

San Diego, California

June 4, 2026